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                                                                  Exhibit (d)(2)

PROSPECTUS

                            WINK COMMUNICATIONS, INC.

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                                 1999 STOCK PLAN

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         This Prospectus relates to shares of common stock (the "Common Stock")
of Wink Communications, Inc. (the "Company") offered to employees, directors and consultants of the Company pursuant to options and stock purchase rights granted under the Company's 1999 Stock Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.

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             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

                   SECURITIES THAT HAVE BEEN REGISTERED UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED.

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         The Company's executive offices are located at 1001 Marina Village
Parkway, Alameda, California 94501 and its telephone number at that location is
(510) 337-2950.


               The date of this Prospectus is December 15, 2001.
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         This Prospectus contains information concerning the Company and the
Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

         The Company will undertake to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to Jonathan
W. Spatz, Chief Financial Officer, Wink Communications, Inc., 1001 Marina Village Parkway, Alameda, California 94501.

         Except for the person set forth in the foregoing paragraph, the Company has not authorized any person to give any information or make any representations, other than those contained in this Prospectus, in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.
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            QUESTIONS AND ANSWERS ABOUT THE WINK COMMUNICATIONS, INC.

                                 1999 STOCK PLAN

WHAT IS THE PLAN?

         The Plan was adopted by the Board of Directors (the "Board") in June 1999 and approved by shareholders in August 1999 to enable employees, directors and consultants of the Company or any parent or subsidiary to own stock in the Company and to take advantage of the tax benefits allowed by the Internal Revenue Code to employer stock option plans.

         The Plan is not a qualified deferred compensation plan under 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan will expire by its own terms in the year 2009, unless terminated sooner by the Board of the Company.

HOW MANY SHARES OF STOCK ARE RESERVED FOR ISSUANCE UNDER THE PLAN?

          The Company has reserved a total 2,500,000 shares each of Common Stock for issuance under the Plan, plus an annual increase to be added on the first day of each of the Company's fiscal years, equal to the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding shares on such date or (iii) a lesser amount determined by the board.

WHO ADMINISTERS THE PLAN?

         The Plan may be administered by different committees of the Board of Directors with respect to different groups of service providers. Board members are elected for terms of one to three years as provided in the Company's bylaws. The Administrator has final authority to interpret any provision of the Plan or any grant made under the Plan.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         Employees, directors and consultants of the Company, or any parent or subsidiary of the Company, are eligible to receive nonstatutory stock options ("NSOs"), and stock purchase rights ("SPRs").

         Only employees of the Company, or any parent or subsidiary of the Company, are eligible to receive incentive stock options ("ISOs").
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WHO SELECTS THE EMPLOYEES, DIRECTORS AND CONSULTANTS WHO RECEIVE GRANTS?

         The Administrator selects the employees, directors and consultants who receive options or rights under the Plan.

WHAT TYPES OF GRANTS ARE PERMITTED UNDER THE PLAN?

         The Plan permits the Company to grant ISOs, NSOs and SPRs. These grants are described below. The "Tax Information" section summarizes the tax treatment of each of these grants.

WHAT IS A STOCK OPTION?

         An option is a right to buy stock in the future at a predetermined price. ISOs are options that qualify for preferred tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). NSOs are options that do not qualify as ISOs.

         Subject to the provisions of the Plan, the Administrator determines the term of each option, the number of shares subject to each option, and the time each option may be exercised. However, the term of an ISO may not exceed ten years from the date of grant.

         The Administrator also determines the option exercise price. However, the exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant. Under certain circumstances, the exercise price of an ISO may not be less than 110% of the fair market value on the date of grant.

         If an optionee's employment relationship, directorship and/or consulting relationship terminates for any reason, his or her option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the Administrator at the time the option is granted. In the case of a termination other than for disability or death, the period for exercise of an option following termination generally will be three months. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve months. In no event may an option be exercised after the expiration of the original term of the option.

         The Administrator determines how an optionee may pay the exercise price of an option. Generally, the following are acceptable forms of consideration: cash, check, certain other shares of Common Stock, "cashless exercise," a reduction in the amount of any Company liability to the optionee, or any combination thereof.

The Administrator may at any time offer to buy out any outstanding option, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time such offer is made.


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WHAT ARE STOCK PURCHASE RIGHTS?

         An SPR is a right to buy Common Stock of the Company. The terms and conditions under which stock may be purchased pursuant to an SPR are determined by the Administrator. Upon the grant of an SPR, the Company will generally retain the right to repurchase the Common Stock at its original purchase price if the employment relationship, directorship and/or consulting relationship of the grantee is terminated. The repurchase right lapses each year according to a schedule that is determined by the Administrator.

WHAT TERMS APPLY TO ALL OPTIONS?

         Written Agreements. Awards granted under the Plan are evidenced by a written agreement between the Company and the employee, director or consultant to whom the award is granted.

         Non-transferability of Awards. Options and rights granted under the Plan are generally non-transferable by the participant, other than by will or the laws of descent and distribution, and may generally be exercised during the lifetime of the participant only by him or her.

         Adjustment on Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the exercise price of each option or right and in the number of shares subject to each option or right.

         Effect of Dissolution or Liquidation of the Company. In the event of a proposed dissolution or liquidation of the Company, the Administrator may, in its discretion, provide that all outstanding options and rights will become vested and exercisable as to all shares subject to options or rights, including shares as to which the options and rights would not otherwise be vested or exercisable.

         Effect of Acquisition of the Company. In the event of the merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets, each outstanding option or right may be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If the successor corporation refuses to assume or substitute for the outstanding options or rights, such options or rights will become vested and exercisable as to all shares subject to the option or right, including shares as to which the options or rights would not otherwise be vested or exercisable.

         Amendment and Termination. The Board may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding option or right without the consent of the holder. To the extent necessary and desirable to comply with
Section 422 of the Code (or any other applicable law or regulation), the Company must obtain shareholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations.

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ADDITIONAL CONSIDERATIONS FOR "AFFILIATES" OF THE COMPANY

         Certain officers and directors of the Company are considered "affiliates" of the Company, as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell Common Stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions: (1) the resale must be made through a broker in an unsolicited "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (2) certain information about the Company must be publicly available; (3) the amount of Common Stock sold in any three-month period must not exceed the limits of Rule 144(e); and, if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission. Affliates may not resell shares in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.


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                                 TAX INFORMATION

         The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on federal securities and income tax laws in effect on December 15, 2001.

         THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISION OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAXATION OF THESE OPTIONS AND RIGHT TO PURCHASE STOCK.

         Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares to the optionee, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for federal income tax purposes.

         If Common Stock acquired upon the exercise of an ISO is disposed of before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) the Company is entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

         If an option designated as an incentive stock option first becomes exercisable in any calendar year for shares in which the aggregate fair market value exceeds $100,000, the exercise of such excess shares will be treated for income tax purposes as having been acquired by pursuant to an nonstatutory stock option. For purposes of this rule: (i) all incentive stock options granted to the optionee are aggregated, (ii) the fair market value of an option share is its value on the date of grant of the option, and (iii) options are taken into account in the order in which they are granted. Different rules may apply if shares are purchased by an optionee who is also a Section 16 Insider. For the rules that apply to Section 16 Insiders with respect to any grants made under the Plan, see the discussion below under "Additional Considerations Applicable to Section 16 Insiders."

         Nonstatutory Stock Options. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount to the extent permitted under
Section 162 of the Code; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

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         Stock Purchase Rights. Generally, no income will be recognized by a recipient in connection with the grant of an SPR, unless an election under
Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of exercise of the SPR. Otherwise, at the time the repurchase right lapses, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of the repurchase right lapses and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed under "Nonstatutory Stock Options." In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to an SPR to the extent permitted under Section 162 of the Code.

         Alternative Minimum Tax. The exercise of an ISO granted under the Plan may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to an NSO. This may be particularly significant if shares subject to a repurchase option of the Company are purchased upon exercise of an ISO or if the optionee is subject to Section 16(b) of the Exchange Act. See "Nonstatutory Stock Options," above. Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within 30 days after the date of exercise of an ISO. Accordingly, an optionee should consult his or her own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code for alternative minimum tax purposes.

         If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to ISOs may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.

           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

         All Section 16 Insiders are advised to consult with the Company's counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plan.


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                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference:

         (1) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, and the Company's Quarterly Reports on Form 10-Q, for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001, filed pursuant to Section 13 of the Exchange Act.

         (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated July 8, 1999, filed pursuant to Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.


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